UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2020

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16133	06-1245881
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, Suite 22C, New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 489-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	DCTH	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 — Entry into a Material Definitive Agreement.

On December 9, 2020, Delcath Systems, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity LLC and Roth Capital Partners, LLC (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters 1,460,027 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), plus up to 219,004 shares of Common Stock pursuant to an option to purchase additional shares (together, the “Shares”), at a price to the public of $13.25 per share (the “Offering”). The Underwriters exercised their option to purchase additional shares in full on December 9, 2020. The Offering closed on December 11, 2020. Gross proceeds from the Offering of 1,679,031 Shares were approximately $22.1 million, before deducting the underwriting discounts and commissions and other estimated Offering expenses. Under the terms of the Underwriting Agreement, the Company paid underwriting discounts and commissions of $0.795 per share (for a price to the Underwriters of $12.455 per share). After the closing of the Offering, the number of shares of Common Stock outstanding was 5,948,864.

Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Underwriting Agreement contains customary representations, warranties, covenants, obligations of the parties and termination provisions.

In addition, in connection with the Offering, the Company’s directors and officers entered into a customary 90-day lock-up agreement with the Underwriters. The foregoing description of the Underwriting Agreement and the lock-up agreement is qualified in its entirety by reference to the Underwriting Agreement (including the form of lock-up agreement which is attached as Exhibit B to the Underwriting Agreement), a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Offering is being made pursuant to a prospectus supplement dated December 9, 2020 and an accompanying prospectus dated December 21, 2018, pursuant to the Company’s effective shelf registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission and declared effective on December 21, 2018.

The legal opinion of McCarter & English, LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Shares, nor shall there be any offer, solicitation or sale of Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 8.01 — Other Events.

On December 9, 2020, the Company issued a press release announcing the pricing of the Offering and on December 11, 2020, the Company issued a press release announcing the exercise of the Underwriters’ option to purchase additional shares in the Offering and the closing of the transaction, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively.

In connection with the Offering described in Item 1.01 above, Rosalind Master Fund L.P. and Rosalind Opportunities Fund I L.P. (together, “Rosalind”) waived, solely with respect to the Offering, Rosalind’s right, pursuant to that certain Support and Conversion Agreement, dated March 11, 2020, between Rosalind and the Company, as amended, to participate in any offer or sale of the Company’s Common Stock by the Company occurring within a two-year period.

A copy of the waiver by Rosalind is attached to this report as Exhibit 99.3 and is incorporated by reference herein.

As of December 11, 2020, the outstanding Common Stock of the Company had increased to 5,948,864, an increase of more than 5% since the last reported Common Stock outstanding.

Item 9.01 — Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 9, 2020, among the Company, Canaccord Genuity LLC and Roth Capital Partners, LLC.

5.1	Opinion of McCarter & English, LLP, dated December 11, 2020.

10.1	Engagement Letter, dated as of November 25, 2020, between the Company and Canaccord Genuity LLC.

10.2	Amendment to Engagement Letter, dated as of December 8, 2020, between the Company and Canaccord Genuity LLC.

23.1	Consent of McCarter & English, LLP (included in Exhibit 5.1).

99.1	Press Release of the Company, dated December 9, 2020.

99.2	Press Release of the Company, dated December 11, 2020.

99.3	Limited Waiver, dated December 7, 2020, among the Company, Rosalind Master Fund L.P. and Rosalind Opportunities Fund I L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2020

DELCATH SYSTEMS, INC.

By:	/s/ Gerard Michel
Name: Gerard Michel
Title: Chief Executive Officer